Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD SCHEDULES BUSINESS UPDATE CONFERENCE CALL AND DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – December 18, 2013 – American Vanguard Corp. (NYSE:AVD) will conduct a conference call with analysts and investors to discuss current business conditions at 9:00 am ET / 6:00 am PT on Friday, December 20, 2013. Interested parties may participate in the call by dialing (201) 493-6744 – please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

The Company also announced that its Board of Directors has declared a $0.05 cash dividend payment to be distributed on January 10, 2014 to shareholders of record as of December 27, 2013. Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to declare this dividend which continues our 21-year history of providing such returns to our shareholders. We appreciate our investors’ continued support as we pursue profitable growth in the crop protection and public health markets worldwide.”

Historical Cash Dividends:

	January	April	July	October	Annual
2014	$0.05
2013	N/A	$0.07	$0.05	$0.05	$0.17
2012	N/A	$0.05	N/A	$0.07	$0.12
2011	N/A	$0.03	N/A	$0.05	$0.08

Notes: A Special Dividend of $0.10 per share was paid in December 2012 and is not included in the 2012 dividend calculation above. The Company revised its dividend payment method from a semi-annual to a quarterly approach beginning in the second half of 2013.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com